EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS SECOND QUARTER EARNINGS OF $0.36 PER DILUTED SHARE
Net Income Up 23% from Same Quarter of Last Year

Brooklyn, NY – July 28, 2011 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported financial results for the second quarter ended June 30, 2011. Consolidated net income was $12.3 million, or 36 cents per diluted share, compared to $11.1 million, or 33 cents per diluted share, for the quarter ended March 31, 2011, and $10.0 million, or 30 cents per diluted share, for the quarter ended June 30, 2010.  The linked-quarter EPS increase of $0.03 was driven by higher net interest income, mainly prepayment fees, a significant decline in non-interest expense in the form of lower Federal Deposit Insurance Corporation ("FDIC") expense, both offset by higher income tax expense.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, “We posted another solid quarter led by growth in the net interest margin and lower operating costs while remaining focused on positioning the Company for a rise in interest rates from their current historically low levels.  Increased competition and an accommodative monetary policy by the Federal Open Market Committee accelerated refinancing activity in our portfolio, and provided higher prepayment fee income in the most recent quarter.  We also benefitted from the implementation of the new FDIC insurance fund capitalization plan, which helped us recognize forecasted reductions in our operating costs.”

“The long-term, steady success of our business model has garnered recognition in our industry as well,” continued Mr. Palagiano. “Within the past three months, Dime has been ranked in the Top 10 of two separately published national performance surveys1 of publicly traded banks and/or thrifts. The measurements used to construct the rankings are commonly derived from a combination of the following attributes: solid credit conditions; healthy capitalization levels and growth in capital from operations; and strong returns on assets and equity.  Over the past few years, we are proud that Dime has consistently ranked favorably in such peer surveys."

OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2011
Net Interest Income
Net interest income was $36.2 million in the quarter ended June 30, 2011, an increase of 3.2% from $35.0 million reported in first quarter of 2011 and an increase of 8.9% from the $33.2 million reported in the second quarter of 2010. These increases were driven primarily by growth in loan prepayment income, both sequentially and year-over-year.

The net interest margin expanded 4 basis points to 3.66% during the quarter ended June 30, 2011 from 3.62% in the March 2011 quarter.  The expansion from the previous quarter was due to $1.8 million of additional prepayment fee income recognized during the June 2011 quarter compared to the March 2011 quarter.  Loan prepayment fee income ran higher than expected during the most recent quarter, totaling $3.2 million. This benefited the net interest margin. Reinvestment of the liquidity generated from these repayments will likely be at lower yields given prevailing market interest rates, adversely impacting the net interest margin for the balance of 2011.

Excluding the impact of prepayment fee income, the yield on interest earning assets declined 18 basis points from the March 2011 quarter to the June 2011 quarter. This was due to a combination of two factors: 1) an average short-term, low-yielding liquidity balance of $209.6 million in the second quarter, which was $71.3 million higher than the March 2011 quarter; and 2) increased marketplace competition for New York City multifamily loans which limited the yield on new originations during the quarter to levels below the average yield on the existing loan portfolio.  The yield on real estate loans originated during the quarter averaged 4.88%, compared to the average yield on the total real estate loan portfolio (excluding prepayment income) of 5.63% during the June 2011 quarter.

On the funding side, the average cost of interest bearing liabilities declined by 5 basis points quarter-over-quarter, due to reductions of 2 basis points in the average costs of both borrowed funds and deposits, respectively.  The average cost of certificates of deposit (“CDs”) declined 4 basis points from the March 2011 quarter to the June 2011 quarter.  In addition, growth of $6.7 million of average non-interest bearing checking balances helped keep total funding costs low.  The $6.7 million growth in the average balance of non-interest bearing deposits reflected the ongoing success of the Bank’s commercial deposit gathering initiatives.  Total deposit balances remained relatively unchanged on a linked quarter basis despite the decline in rates paid on deposits.  Added liquidity generated during the first six months of 2011 allowed the Company to maintain deposit pricing at historically low levels.

The Company did not replace $50.8 million of Federal Home Loan Bank of New York ("FHLBNY") advances that matured during the June 2011 quarter.  The matured borrowings had an average rate of 4.10%, almost 100 basis points higher than the average rate on remaining FHLBNY advances held at June 30, 2011.  This will benefit funding costs during the remainder of 2011.

Interest Rate Risk
Management sees significant risk of rising interest rates over the 3-year planning horizon.  For that reason, the Company continues to take meaningful steps to lengthen the duration of its liabilities to more closely match the repricing duration of its primary investment, the 5-year repricing multifamily loan.  During the June 2011 quarter, the Company modified $40.0 million of existing putable FHLBNY advances, equal to approximately 4.0% of total outstanding FHLBNY advances. The current favorable interest rate environment enabled the Company to lengthen the term to maturity of these liabilities and simultaneously lower their cost to the Company’s benefit.  The modification of these $40.0 million in advances resulted in a 58 basis point reduction in their weighted average cost to 2.92%, as well as an extension of 2.5 years in their weighted average term to maturity to the second quarter of 2015.

The cumulative amount of short-term, putable advances modified since the beginning of the fourth quarter of 2010 now totals $150.0 million, and the average duration of the Company's total borrowing position has increased from 2.8 years and June 30, 2010, to 3.3 years at June 30, 2011.

Provision/Allowance For Loan Losses
At June 30, 2011, the allowance for loan losses as a percentage of total loans stood at 0.57%, unchanged from the prior quarter.  The Bank charged off approximately $1.9 million of losses deemed probable to occur on problem loans during the June 2011 quarter.   The bulk of these charge-offs were related to three problem loans, two of which were originated as part of the Company's minor construction lending program that was active from 2004 through 2007.  The Bank recorded a $1.7 million provision for loan losses during the June 2011 quarter, compared to $1.4 million recorded in the March 2011 quarter.  This increase essentially replenished the reserve from the charge-offs taken during the June 2011 quarter.

Non-Interest Income
Non-interest income was $1.7 million for the quarter ended June 30, 2011, a reduction of $176,000 from the previous quarter.  The $176,000 reduction resulted from an increase of $511,000 in other-than temporary impairment charges on the Company's pooled bank trust preferred securities (a negative component of non-interest income). This was offset by an increase of $120,000 in the net gain on loan sales (a component of mortgage banking income), primarily reflecting losses on the sales of problem loans in the March 2011 quarter, and approximately $260,000 of increased income recognized from seasonal loan servicing activities.

Non-Interest Expense
Non-interest expense was $15.1 million in the quarter ended June 30, 2011 a decline of $1.8 million from the previous quarter.  FDIC insurance expense declined by $877,000 during the quarter due to the implementation of new recapitalization plan rules adopted by the FDIC. Salaries and benefits expense declined $700,000.  Occupancy expenses were lower due to some non-recurring depreciation expense that was recorded on leasehold assets in the March 2011 quarter.

Non-interest expense was 1.44% of average assets during the most recent quarter, resulting in an efficiency ratio of 39.2%.  This is among the lowest efficiency ratios in the industry, and a longstanding hallmark of Dime.

Income Tax Expense
The effective tax rate (Federal, New York State and New York City combined) was 41.7% during the June 2011 quarter.  In the quarter ended June 30, 2010 the effective tax rate approximated 37.6%, which represented the then normalized effective tax rate prior to the enactment of unfavorable tax legislation by New York State in late 2010. This legislation increased the company’s normalized effective tax rate from 37% to a current rate approximating 41%.

BALANCE SHEET
Total assets were $4.09 billion at June 30, 2011, a reduction of $49.9 million from March 31, 2011.  Real estate loans declined $35.2 million due to increased prepayment activity.  The Company reduced its borrowed funds by $50.8 million during the comparative period.

Real Estate Loans
Real estate loans declined $35.2 million during the most recent quarter due to higher than anticipated amortization and satisfactions.  Real estate loan originations were $147.9 million during the most recent quarter and carried an average rate of 4.88%.  Loan amortization and satisfactions, excluding the disposition of problem loans, totaled $200.8 million, or 23.3% annualized of the average portfolio balance.  The average rate on amortized or satisfied loan balances was 5.72%.  The loan pipeline stood at $99.5 million at June 30, 2011, with a weighted average rate of 4.59%.

Periodically, the Bank repurchases at par loans previously sold to Fannie Mae solely for the purpose of facilitating the borrowers’ refinancing.  By each quarter end, these loans will have either been satisfied or refinanced, or in the process of refinancing with the Bank.  During the quarter ended June 30, 2011, such repurchases totaled $19.5 million, and are not included in the $147.9 million of cumulative total originations for the quarter.

Problem Loans
Non-accrual loans were $16.5 million, or 0.48% of total loans, at June 30, 2011, a reduction from $19.2 million, or 0.56% of loans, at March 31, 2011.  Loans delinquent between 30 and 89 days were $13.6 million, or 0.40% of total loans, at June 30, 2011, compared to $12.1 million, or 0.35% of loans, at March 31, 2011.  These levels continue to compare favorably with industry and regional averages.

The sum of non-performing assets and accruing loans past due 90 days or more represented 5.4% of tangible capital plus the allowance for loan losses at June 30, 2011 (see table on page 13), also indicative of strong credit quality.

Within the remaining $333.8 million pool of loans sold to Fannie Mae with recourse exposure, total loans 30 days or more delinquent approximated $1.4 million at June 30, 2011, comparable to the level at March 31, 2011.

Deposits and Borrowed Funds
Deposits increased $13.3 million from March 31, 2011 to June 30, 2011, led by growth of $22.9 million in money market accounts and $5.8 million in passbook saving accounts.  In total, core deposits (non-CD deposits) increased $26.0 million, or 7.9% on an annualized basis, during the most recent quarter, and accounted for 55% of total deposits at June 30, 2011.  Non-interest bearing checking balances grew slightly during the June 2011 quarter, and stood at 5.6% of total deposits at June 30, 2011.  CD's declined $12.7 million due to the expiration of earlier deposit promotional campaigns, which the Bank did not bid aggressively to retain.

At June 30, 2011, the average deposit balances in branches open in excess of one year approximated $99.0 million per branch.

Deposit inflows and loan amortization provided sufficient liquidity to fund new loan originations during the most recent quarter, and facilitated the reduction of $50.8 million of maturing FHLBNY advances.

Tangible Capital
Dime continues to grow tangible capital through retained earnings.  Dime’s consolidated tangible capital was 7.36% of tangible assets at June 30, 2011, up 32 basis points from March 31, 2011.  The Bank’s tangible capital ratio was 8.53% at June 30, 2011, and its total risk-based capital approximated 13.09%.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 157% during the most recent quarter, a 39% payout rate.  Tangible book value per share increased $0.21 sequentially during the most recent quarter to $8.50 at June 30, 2011.  This growth was fueled by a return of approximately 16.9% on average tangible equity during the most recent quarter.

OUTLOOK FOR THE QUARTER ENDING SEPTEMBER 30, 2011
The Company expects to maintain its current pace of loan originations through year end, with the goal of maintaining the absolute level of the loan portfolio – currently about $3.4 billion. Some low-yielding liquidity will be deployed throughout the year, but it is not currently management’s intention to grow the portfolio at present rates.  Net interest margin can be expected to decline gradually over time, if rates remain range bound.  In the meantime, the Company is operating at a high level of profitability and will continue to grow capital, which will be available for leverage at an appropriate time in the future.

Loans contractually scheduled to mature or reprice during the balance of the year ending December 31, 2011 total $164.0 million, at an average rate of 5.73%.  Of this total, $96.9 million at an average rate of 5.44% are contractually scheduled to mature or reprice during the September 2011 quarter. Amortization rates (including prepayments and loan refinancing activity), which approximated 23.3% on an annualized basis during the most recent quarter, are expected to moderate during the third quarter of 2011, but remain likely to exceed the 13% level experienced for the full year of 2010, reflecting both the current low interest rate environment and marketplace competition.

The loan commitment pipeline was approximately $99.5 million at June 30, 2011, with an approximate weighted average rate of 4.59%, and was comprised primarily of multifamily residential loans.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the third quarter of 2011. The Bank has $415.2 million of CD's maturing during the remainder of 2011 at an average cost of 1.37%. Of this total, $240.6 million are maturing during the September 2011 quarter, at an average cost of 1.40%.  Renewal rates on CDs are expected to approximate their 1.40% average maturity rate during the September 2011 quarter .  In addition, $55.0 million of FHLBNY advances with an average cost of 3.29% are scheduled to mature or reprice during the remainder of 2011, all of which will occur during the September 2011 quarter.  Interest rates on new FHLBNY advances range from 2.00% to 2.75% for 4- to 5-year maturities; however, a portion of these maturing borrowings may not be replaced.

Assuming current trends hold for delinquent and troubled loans, management expects loan loss provisioning to remain range bound during the September 2011 quarter.

Operating expenses for the September 2011 quarter are expected to approximate $15.3 million, the estimated quarterly run rate for the balance of 2011.

The Company projects that the consolidated effective tax rate will approximate 41% for the September 2011 quarter.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.09 billion in consolidated assets as of June 30, 2011, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

1 "Banking's Top Performers 2011,"  American Bankers Association Banking Journal, April 2011.  "The Best of the Biggest," SNL Securities, July 2011.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	June 30, 2011	March 31, 2011	December 31, 2011
ASSETS:
Cash and due from banks	$131,643	$171,745	$86,193
Investment securities held to maturity	7,249	7,192	6,641
Investment securities available for sale	165,112	133,641	85,642
Trading securities	1,829	1,541	1,490
Mortgage-backed securities available for sale	117,437	128,732	144,518
Federal funds sold and other short-term investments	11,575	4,461	4,536
Real Estate Loans:
One-to-four family and cooperative apartment	103,058	110,024	116,886
Multifamily and underlying cooperative (1)	2,511,646	2,507,570	2,497,339
Commercial real estate (1)	789,115	818,837	833,314
Construction and land acquisition	10,884	13,475	15,238
Unearned discounts and net deferred loan fees	4,807	4,811	5,013
Total real estate loans	3,419,510	3,454,717	3,467,790
Other loans	3,630	2,070	2,394
Allowance for loan losses	(19,518)	(19,663)	(19,166)
Total loans, net	3,403,622	3,437,124	3,451,018
Loans held for sale	656	1,721	3,308
Premises and fixed assets, net	32,608	32,381	31,613
Federal Home Loan Bank of New York capital stock	49,489	51,718	51,718
Other real estate owned, net	-	-	-
Goodwill	55,638	55,638	55,638
Other assets	115,924	116,816	117,980
TOTAL ASSETS	$4,092,782	$4,142,710	$4,040,295
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$136,500	$135,661	$125,730
Interest Bearing Checking	101,379	104,929	108,078
Savings	343,335	337,509	329,182
Money Market	758,454	735,557	727,939
Sub-total	1,339,668	1,313,656	1,290,929
Certificates of deposit	1,076,304	1,089,029	1,059,652
Total Due to Depositors	2,415,972	2,402,685	2,350,581
Escrow and other deposits	89,466	108,865	68,542
Securities sold under agreements to repurchase	195,000	195,000	195,000
Federal Home Loan Bank of New York advances	939,775	990,525	990,525
Subordinated Notes Sold	-	-	-
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	34,615	37,933	36,233
TOTAL LIABILITIES	3,745,508	3,805,688	3,711,561
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,393,667 shares, 51,309,559 shares and 51,219,609 shares issued at June 30, 2011,
   March 31, 2011 and December 31, 2010, respectively,and 34,936,614 shares, 34,683,130 shares and 34,593,180 shares outstanding at June 30, 2011,
   March 31, 2011 and December 31, 2010, respectively)

Additional paid-in capital	228,996	227,061	225,585
Retained earnings	343,670	336,060	329,668
Unallocated common stock of Employee Stock Ownership Plan	(3,354)	(3,412)	(3,470)
Unearned common stock of Restricted Stock Awards	(3,915)	(2,376)	(2,684)
Common stock held by the Benefit Maintenance Plan	(8,634)	(7,979)	(7,979)
Treasury stock (16,457,053 shares, 16,626,429 shares and 16,626,429 shares at June 30, 2011, March 31, 2011 and December 31, 2010, respectively)	(204,442)	(206,546)	(206,546)
Accumulated other comprehensive loss, net	(5,561)	(6,299)	(6,352)
TOTAL STOCKHOLDERS' EQUITY	347,274	337,022	328,734
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,092,782	$4,142,710	$4,040,295

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2011	June 30, 2011	June 30, 2011
Interest income:
Loans secured by real estate	$51,857	$50,629	$51,068	$102,486	$101,191
Other loans	24	26	30	50	68
Mortgage-backed securities	1,330	1,452	2,082	2,782	4,354
Investment securities	382	316	312	698	719
Federal funds sold and other short-term investments	677	772	681	1,449	1,423
Total interest income	54,270	53,195	54,173	107,465	107,755
Interest expense:
Deposits and escrow	6,798	6,785	8,010	13,583	15,603
Borrowed funds	11,312	11,367	12,958	22,679	26,181
Total interest expense	18,110	18,152	20,968	36,262	41,784
Net interest income	36,160	35,043	33,205	71,203	65,971
Provision for loan losses	1,662	1,426	3,834	3,088	7,281

Net interest income after provision for loan losses	34,498	33,617	29,371	68,115	58,690

Non-interest income:
Service charges and other fees	901	763	945	1,664	1,881
Mortgage banking income (loss) , net	203	93	303	296	513
Other than temporary impairment ("OTTI") charge on securities (1)	(574)	(63)	(508)	(637)	(673)
Gain (loss) on sale of other real estate owned and other assets	14	-	282	14	608
Gain (loss) on trading securities	7	46	(66)	53	177
Other	1,183	1,071	1,501	2,254	2,461
Total non-interest income (loss)	1,734	1,910	2,457	3,644	4,967
Non-interest expense:
Compensation and benefits	9,016	9,727	8,522	18,743	17,409
Occupancy and equipment	2,403	2,689	2,648	5,092	4,906
Federal deposit insurance premiums	347	1,224	991	1,571	1,983
Other	3,317	3,220	3,630	6,537	7,184
Total non-interest expense	15,083	16,860	15,791	31,943	31,482

Income before taxes	21,149	18,667	16,037	39,816	32,175
Income tax expense	8,811	7,587	6,033	16,398	12,701

Net Income	$12,338	$11,080	$10,004	$23,418	$19,474

Earnings per Share:
Basic	$0.37	$0.33	$0.30	$0.70	$0.59
Diluted	$0.36	$0.33	$0.30	$0.69	$0.58

Average common shares outstanding for Diluted EPS	33,865,908	33,725,726	33,341,885	33,793,716	33,295,701

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$574	$63	$508	$637	$673
Non-credit component not included in earnings	-	-	13	-	63
Total OTTI	$574	$63	$521	$637	$736

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.36	$0.33	$0.30	$0.69	$0.58
Return on Average Assets	1.18%	1.08%	0.95%	1.13%	0.95%
Return on Average Stockholders' Equity	14.40%	13.31%	12.80%	13.86%	12.70%
Return on Average Tangible Stockholders' Equity	16.86%	15.63%	15.29%	16.25%	15.24%
Net Interest Spread	3.44%	3.38%	3.16%	3.41%	3.20%
Net Interest Margin	3.66%	3.62%	3.35%	3.64%	3.40%
Non-interest Expense to Average Assets	1.44%	1.65%	1.50%	1.55%	1.53%
Efficiency Ratio	39.21%	45.60%	43.92%	42.34%	44.45%
Effective Tax Rate	41.66%	40.64%	37.62%	41.18%	39.47%
Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$9.93	$9.72	$9.11	$9.93	$9.11
Tangible Book Value Per Share	8.50	8.29	7.65	8.50	7.65
Average Balance Data:
Average Assets	$4,177,651	$4,089,222	$4,211,629	$4,133,437	$4,113,531
Average Interest Earning Assets	3,948,392	3,872,270	3,961,750	3,910,332	3,875,882
Average Stockholders' Equity	342,808	332,946	312,634	337,877	306,739
Average Tangible Stockholders' Equity	292,801	283,473	261,736	288,232	255,490
Average Loans	3,455,282	3,470,051	3,479,613	3,462,667	3,463,572
Average Deposits	2,419,476	2,368,300	2,419,758	2,393,889	2,333,872
Asset Quality Summary:
Net charge-offs	$1,933	$980	$5,024	$2,913	$5,793
Non-accrual Loans	16,534	19,200	18,691	16,534	18,691
Nonperforming Loans/ Total Loans	0.48%	0.56%	0.54%	0.48%	0.54%
Nonperforming Assets (1)	17,163	19,770	19,634	17,163	19,634
Nonperforming Assets/Total Assets	0.42%	0.48%	0.47%	0.42%	0.47%
Allowance for Loan Loss/Total Loans	0.57%	0.57%	0.67%	0.57%	0.67%
Allowance for Loan Loss/Nonperforming Loans	118.05%	102.41%	124.93%	118.05%	124.93%
Loans Delinquent 30 to 89 Days at period end	$13,583	$12,103	$11,133	$13,583	$11,133
Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	7.36%	7.04%	6.46%	7.36%	6.46%
Tangible Capital Ratio (Bank Only)	8.53%	8.21%	7.70%	8.53%	7.70%
Leverage Capital Ratio (Bank Only)	8.53%	8.21%	7.70%	8.53%	7.70%
Risk Based Capital Ratio (Bank Only)	13.09%	12.28%	11.91%	13.09%	11.91%

(1) Amount comprised of total non-accrual loans, other real estate owned and the recorded balance of two pooled bank trust preferred  security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	June 30, 2011			March 31, 2011			June 30, 2010
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,454,204	$51,857	6.01%	$3,468,902	$50,629	5.84%	$3,478,236	$51,068	5.87%
Other loans	1,078	24	8.91	1,149	26	9.05	1,377	30	8.71
Mortgage-backed securities	116,786	1,330	4.56	129,635	1,452	4.48	184,613	2,082	4.51
Investment securities	166,723	382	0.92	134,299	316	0.94	50,709	312	2.46
Other short-term investments	209,601	677	1.29	138,285	772	2.23	246,815	681	1.10
Total interest earning assets	3,948,392	$54,270	5.50%	3,872,270	$53,195	5.49%	3,961,750	$54,173	5.47%
Non-interest earning assets	229,259			216,952			249,879
Total assets	$4,177,651			$4,089,222			$4,211,629

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$97,656	$90	0.37%	$99,305	$110	0.45%	$102,711	$191	0.75%
Money Market accounts	749,299	1,265	0.68	732,274	1,258	0.70	785,323	1,647	0.84
Savings accounts	340,968	179	0.21	333,129	193	0.23	311,201	200	0.26
Certificates of deposit	1,089,227	5,264	1.94	1,068,006	5,224	1.98	1,106,346	5,972	2.17
Total interest bearing deposits	2,277,150	6,798	1.20	2,232,714	6,785	1.23	2,305,581	8,010	1.39
Borrowed Funds	1,244,507	11,312	3.65	1,256,205	11,367	3.67	1,336,282	12,958	3.89
Total interest-bearing liabilities	3,521,657	$18,110	2.06%	3,488,919	$18,152	2.11%	3,641,863	$20,968	2.31%
Non-interest bearing checking accounts	142,326			135,586			114,177
Other non-interest-bearing liabilities	170,860			131,771			142,955
Total liabilities	3,834,843			3,756,276			3,898,995
Stockholders' equity	342,808			332,946			312,634
Total liabilities and stockholders' equity	$4,177,651			$4,089,222			$4,211,629
Net interest income		$36,160			$35,043			$33,205
Net interest spread			3.44%			3.38%			3.16%
Net interest-earning assets	$426,735			$383,351			$319,887
Net interest margin			3.66%			3.62%			3.35%
Ratio of interest-earning assets
to interest-bearing liabilities		112.12%			110.99%			108.78%

Deposits (including non-interest bearing checking accounts)	$2,419,476	$6,798	1.14%	$2,368,300	$6,785	1.16%	$2,419,758	$8,010	1.33%

Interest earning assets (excluding prepayment and other fees)			5.17%			5.34%			5.40%

UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At June 30, 2011	At March 31, 2011	At December 31, 2010
One- to four-family and cooperative apartment	$67	$62	$223
Multifamily residential and mixed use residential (1)	3,352	5,451	7,548
Mixed Use Commercial (1)	3,309	3,909	1,217
Commercial real estate	6,931	9,758	11,163
Construction	2,865	-	-
Other	10	20	17
Total Non-Performing Loans (2)	$16,534	$19,200	$20,168
Other Non-Performing Assets
Other real estate owned	-	-	-
Pooled bank trust preferred securities	629	570	593
Total Non-Performing Assets	$17,163	$19,770	$20,761

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential and mixed use (1)	2,095	2,090	2,098
Commercial real estate	8,907	8,729	8,736
Construction	-	-	-
Mixed Use Commercial (1)	1,159	1,582	1,588
Other	-	-	-
Total Performing Troubled Debt Restructurings ("TDRs")	$12,161	$12,401	$12,422

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.  These non-accruing TDR's, which totaled $6.1 million at June 30, 2011, $7.4 million at March 31, 2011 and
      $1.8 million at June 30,2010, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At June 30, 2011	At March 31, 2011	At December 31, 2010
Total Non-Performing Assets	$17,163	$19,770	$20,732
Loans over 90 days past due on accrual status (3)	2,420	4,033	8,340
PROBLEM ASSETS	$19,583	$23,803	$29,072

Tier 1 Capital - Dime Savings Bank of Williamsburgh	$342,975	$334,234	$326,554
Allowance for loan losses	19,518	19,663	19,166
TANGIBLE CAPITAL PLUS RESERVES	$362,493	$353,897	$345,720

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	5.4%	6.7%	8.4%

(3) These loans are expected to be either satisfied, made current or re-financed during 2011, and are not expected to result in any loss of contractualprincipal or interest.  These loans are not included in non-performing loans.